CODE OF ETHICS

Implementation Date: 6/26/2012
Most Recent Amendment Date: 7/7/2015

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	The adviser’s fiduciary duty to its clients;

•	Compliance with all applicable Federal Securities Laws;

•	Reporting and review of personal Securities transactions and holdings;

•	Reporting of violations of the code; and

•	The provision of the code to all supervised persons.

Risks

In developing these policies and procedures, LWM considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

•	Employees/SupervisedPersons do not understand the fiduciary duty that they, and LWM, owe to Clients;

•	Employees/SupervisedPersons and/or LWM fail to identify and comply with all applicable Federal Securities Laws;

•	Employees/SupervisedPersons do not report personal Securities transactions;

•	Employees/SupervisedPersons trade personal accounts ahead of Client accounts;

•	Employees/SupervisedPersons allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

•	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

•	LWM does not provide its Code of Ethics and any amendments to all Employees/SupervisedPersons; and

•	LWM does not retain Employees/SupervisedPersons’ written acknowledgements that they received the code and any amendments.

LWM has established the following guidelines to mitigate these risks.

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, LWM and its Employees/SupervisedPersons must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO. Employees/SupervisedPersons must cooperate to the fullest extent reasonably requested by the CCO to enable (i) LWM to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Manual.

All Employees/SupervisedPersons will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees/SupervisedPersons. Employees/SupervisedPersons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting LWM’s services, and engaging in other professional activities.

We expect all Employees/SupervisedPersons to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, LWM must act in its Clients’ best interests. Neither LWM, nor any Employee/SupervisedPerson should ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees/SupervisedPersons are generally expected to discuss any perceived risks, or concerns about LWM’s business practices, with their direct supervisor. However, if an Employee/SupervisedPerson is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations

Improper actions by LWM or its Employees/SupervisedPersons could have severe negative consequences for LWM, its Clients and Investors, and its Employees/SupervisedPersons. Impropriety, or even the appearance of impropriety, could negatively impact all Employees/SupervisedPersons, including people who had no involvement in the problematic activities.

Employees/SupervisedPersons must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics, to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the President/CEO on the matter. Any problems identified during the review will be addressed in ways that reflect LWM’s fiduciary duty to its Clients.

An Employee/SupervisedPerson’s identification of a material compliance issue will be viewed favorably by the Company’s senior executives. Retaliation against any Employee/SupervisedPerson who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee/SupervisedPerson believes that he or she has been retaliated against, he or she should notify the President/CEO directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee/SupervisedPerson to civil, regulatory or criminal sanctions. No Employee/SupervisedPerson will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Code and Acknowledgement of Receipt

LWM will distribute this Manual, which contains the Company’s Code of Ethics, to each Employee/SupervisedPerson upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees/SupervisedPersons must acknowledge that they have received, read, understood, and agree to comply with LWM’s policies and procedures described in this Manual, including this Code of Ethics. Each Employee/SupervisedPerson should complete the attached Compliance Manual Acknowledgement Form and submit the completed form to the CEO upon commencement of employment, annually, and following any material change to the Manual. The CCO may use the attached
Code of Ethics Acknowledgement Log to track Employees/SupervisedPersons’ Code of Ethics acknowledgements.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including LWM, Employees/SupervisedPersons, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for LWM, its Employees/SupervisedPersons, and/or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

LWM’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees/SupervisedPersons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve LWM and/or its Employees/SupervisedPersons on one hand, and Clients and/or Investor on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investor over the interests of LWM and its Employees/SupervisedPersons. If an Employee/SupervisedPerson believes that a conflict of interest has not been identified or appropriately addressed, that Employee/SupervisedPerson should promptly bring the issue to the CCO’s attention.

In some instances conflicts of interest may arise between Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Employees/SupervisedPersons should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

It may sometimes be beneficial for LWM to be able to retroactively demonstrate that it carefully considered particular conflicts of interest. The CCO may use the attached Conflicts of Interest Log to document the Company’s assessment of, and response to, such conflicts.

Personal Securities Transactions

Employee/SupervisedPerson trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee/SupervisedPerson’s ability to fulfill daily job responsibilities.

In the event of a material change to this Personal Securities Transactions section of the Code of Ethics, the CCO shall inform each Mutual Fund’s CCO of such change and ensure that the change is approved by each Mutual Fund’s Board no later than six months after the change is adopted.

Accounts Covered by the Policies and Procedures

LWM’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Employees/SupervisedPersons or Access Persons have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees/SupervisedPersons or Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Employee/SupervisedPerson or Access Person does not have any direct or indirect influence or control over the accounts, or if the Employee/SupervisedPerson or Access Person can rebut the presumption of beneficial ownership over family members’ accounts. Employees/SupervisedPersons or Access Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

LWM requires Employees/SupervisedPersons or Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end investment companies registered in the U.S., other than funds advised or underwritten by LWM or an affiliate;

•	Interests in 529 college savings plans; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by LWM or an affiliate.

Exchange-traded funds, or ETFs are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in LWM’s Personal Securities Transactions policy.

Pre-clearance Procedures

Employees/SupervisedPersons or Access Persons must have written clearance for all transactions involving IPOs or Private Placements before completing the transactions. LWM may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

Employees/SupervisedPersons or Access Persons must use the attached Trade Pre-clearance Form to seek pre-clearance. All pre-clearance requests must be submitted to the CCO. The CCO will use the attached Trading Pre-clearance Request Log to track pre-clearance requests.

LWM’s investment management personnel will maintain a Watch List of Securities (LWM restricted List) that LWM is actively evaluating for purchase or sale in Client accounts, or about which LWM might have received Material Non-Public Information. The CCO will not pre-clear any personal transactions in Securities that are associated with any issuers on the Watch List.

On a quarterly basis the CCO will email a list of the stocks that are restricted from trading by employees for the next 90 days. The list will include all positions being bought or sold in the Mutual Funds sub-advised by LWM.

Reporting

LWM must collect information regarding the personal trading activities and holdings of all Employees/SupervisedPersons or Access Persons. Employees/SupervisedPersons or Access Persons> must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Employees/SupervisedPersons or Access Persons must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Employees/SupervisedPersons or Access Persons must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO within 30 days of the end of each calendar quarter.

Employees/SupervisedPersons may utilize the attached Quarterly Reporting Forms to fulfill quarterly reporting obligations. Alternately, Employees/SupervisedPersons may use the attached Letter to a Broker-Dealer to instruct the institution hosting their accounts to send the CCO or a designee duplicate account statements. The CCO or a designee must receive all such statements within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on the Quarterly Reporting Forms.

If an Employee/SupervisedPerson did not have any transactions or account openings to report, this should be indicated on the Quarterly Reporting Forms within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Employees/SupervisedPersons or Access Persons must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO or a designee or electronic system on or before February 14th of each year, and within 10 days of an individual first becoming an Employee/SupervisedPerson or Access Person. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee/SupervisedPerson or Access Person. Initial and annual holdings reports should be submitted using the attached Periodic Holdings Reporting Forms.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

If an Employee/SupervisedPerson does not have any holdings and/or accounts to report, this should be indicated on the Periodic Holdings Reporting within 10 days of becoming an Employee/SupervisedPerson or Access Person and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee/SupervisedPerson or Access Person is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•	Any reports with respect to Securities held in accounts over which the Employee/SupervisedPerson or Access Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO or a designee who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Personal Trading and Holdings Reviews

LWM’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees/SupervisedPersons’ or Access Persons’ personal trading activities. Accordingly, the CCO or a designee will closely monitor Employees/SupervisedPersons’ or Access Persons’ investment patterns to detect the following potentially abusive behavior:

•	Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;

•	Personal trading in Securities also held by a Mutual Fund advised by LWM;

•	Trading opposite of Client trades;

•	Trading ahead of Clients; and

•	Trading that appears to be based on Material Non-Public Information.

The CCO or a designee will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Employee/SupervisedPerson or Access Person trading with Clients’ trades as necessary. Upon review, the CCO or a designee will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The Managing Director Operations will monitor the CCO’s or the designee’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

LWM will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients and Investors with a copy of the Code of Ethics. All Client requests for LWM’s Code of Ethics should be directed to the CEO.